Exhibit 4.3.1

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT made this 9th day of June, 2010 by and among (i) Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Company”), (ii) holders of Common Stock or options to acquire Common Stock or of Series X Convertible Preferred Stock (as defined below) whose names are set forth under the heading “Holders” on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Common Stock or Series X Convertible Preferred Stock and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule II hereto (the persons described in this clause (ii) are referred to herein collectively as the “Holders” and singularly as a “Holder”) and (iii) those persons whose names are set forth under the heading “Investors” on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Series AA Convertible Preferred Stock (as defined below) and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Schedule III hereto (the persons described in this clause (iii) are referred to herein collectively as the “Investors”). The Holders and the Investors are sometimes collectively referred to herein as the “Stockholders.”

WITNESSETH:

WHEREAS, the Investors are acquiring simultaneously herewith shares of the Company’s Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Convertible Preferred Stock”), of the Company pursuant to a certain Series AA Convertible Preferred Stock Purchase Agreement dated as of the date hereof, by and among the Investors and the Company, as amended from time to time (the “Purchase Agreement”);

WHEREAS, simultaneously with the execution and consummation of the Purchase Agreement: (i) the Company is issuing Series X Convertible Preferred Stock, par value $0.001 per share (the “Series X Convertible Preferred Stock” and together with the Series AA Convertible Preferred Stock, the “Preferred Stock”) to certain Holders as set forth on Schedule I; and (ii) all of the issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock are being converted to Common Stock, par value $.01 per share (the “Common Stock”) pursuant to the Company’s certificate of incorporation, as in effect on the date hereof;

WHEREAS, the Company and certain Holders entered into an Amended and Restated Stockholders Agreement dated as of August 21, 2007, as amended (the “Prior Stockholders Agreement”); and

WHEREAS, in order to induce the Investors to enter into the Purchase Agreement and in order to provide the Investors with certain rights, the Company and the Requisite Holders (as such terms are defined in the Prior Stockholders Agreement) desire to amend and restate the Prior Stockholders Agreement in its entirety to read as set forth in this Agreement.

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NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Holders and the Investors agree as follows:

1. Prohibited Transfers. Each Holder and Investor agrees that it shall not Transfer, all or any part of the Shares (as hereinafter defined) owned by such Holder or Investor except in compliance with the terms of this Agreement. For purposes of this Agreement, (i) the term “Shares” shall mean and include all shares of Common Stock and Preferred Stock of the Company and all other securities of the Company that may be exchangeable for, convertible into or issued in exchange for or in respect of shares of Common Stock or Preferred Stock (whether by way of stock split, stock dividends, combination, reclassification, reorganization or any other means), in each case whether now owned or hereafter acquired; and (ii) the term “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer pursuant to the laws of descent and distribution, or any other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law. The Company shall not transfer on its books any Shares owned by a Holder or Investor unless the provisions hereof have been complied with in full. Any purported Transfer by a Holder or Investor of Shares without full compliance with the provisions of this Agreement shall be null and void.

2. Right of First Refusal on Dispositions by the Stockholders.

(a) (i) If at any time any Stockholder (the “Transferring Stockholder”) wishes to Transfer all or any portion of the Shares owned by such Stockholder (the “Offered Shares”), such Transferring Stockholder shall submit a written offer (the “Offer”) to sell such Offered Shares to the Investors (with a copy to the Company), on terms and conditions, including price, not less favorable to the Investors than those on which such Stockholder proposes to sell such Shares to the proposed transferee or purchaser (the “Purchaser”). The Offer shall disclose the identity of the Purchaser and the number of Offered Shares, and shall describe in reasonable detail the material terms and conditions of the Transfer, including without limitation, the price per share to be paid for the Offered Shares (the “Price Per Share”), and shall include a copy of any written offer, letter of intent or other written document signed by the Purchaser setting forth the proposed terms and conditions of the Transfer (the “Terms”).

(ii) Each Investor shall have the right to purchase from the Transferring Stockholder that number of the Offered Shares as shall be equal to the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of Shares (on an as-converted to Common Stock basis) then owned by such Investor on the date the Transferring Stockholder delivers the Offer to the Investors, and the denominator of which is the aggregate number of Shares (on an as-converted to Common Stock basis) then owned by all the Investors (other than the Transferring Stockholders, if such Transferring Stockholder is an Investor) on the date the Transferring Holder delivers the Offer to the Investors. For purposes of Section 2 of this Agreement only, the number of Shares owned by an Investor shall include the Series AA Convertible Preferred Stock, any Common Stock into which the Series AA Convertible Preferred

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Stock converts and any shares of Common Stock acquired by an Investor pursuant to the Purchase Agreement or this Agreement, but shall not include any Common Stock issued upon the conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series C Convertible Preferred Stock. The amount of Offered Shares each Investor is entitled to purchase under this Section 2 shall be referred to as such Investor’s “Pro Rata Fraction.” Any Investor that desires to purchase all or any portion of its Pro Rata Fraction of the Offered Shares shall deliver notice (an “Investor Notice”) to the Transferring Stockholder of its intent to purchase all or any portion of its Pro Rata Fraction of the Offered Shares on the Terms, including the Price Per Share, as set forth in the Offer, within 15 days of such Investor’s receipt of the Offer. Each Investor shall include in the Investor Notice the number of additional Offered Shares, if any, in addition to such Investor’s Pro Rata Fraction, that such Investor desires to purchase if the other Investors have not collectively agreed to purchase all of the Offered Shares (an “Under-subscription Election”). Such Investor Notice shall be delivered in accordance with the provisions of Section 9 below and shall, when taken in conjunction with the Offer be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Investor’s Pro Rata Fraction of the Offered Shares covered thereby. In the event an Investor does not elect to purchase or transfer such Investor’s right to purchase such Investor’s Pro Rata Fraction of the Offered Shares, then the Offered Shares not purchased by such Investor shall be offered to the Investors making Under-subscription Elections on a pro rata basis with any other Investors making Under-subscription Elections, and such procedure shall be repeated until all available Offered Shares not purchased by other Investors shall be offered to all Investors desiring to purchase more than their Pro Rata Fraction of the Offered Shares. Any Investor shall be entitled to assign its right to purchase all or any portion of its rights to purchase Offered Shares pursuant to this Section 2 to (a) any other Investor, or (b) any Investor Permitted Transferee (as defined below) of such Investor.

(iii) The closing of the purchase and sale of the Offered Shares to the Investors delivering Investor Notices shall take place on the date which is fifteen (15) days from the completion of the procedures set forth in Section 2(a)(i) – (ii) above. The Transferring Stockholder shall promptly give each such Investor notice of the date and time of closing. At the closing, each Investor shall pay the total purchase price of the Offered Shares which each Investor has elected to purchase, if any (which shall be equal to the product of (a) the number of Offered Shares to be purchased by such Investor and (b) the Price Per Share) by wire transfer of immediately available funds to an account designated by the Transferring Stockholder (unless the Offer provided for payment over time or by promissory note) against delivery of a certificate or certificates representing the Offered Shares to be purchased by each Investor, each certificate to be properly endorsed for transfer or accompanied by duly executed stock powers. Any Investor purchasing Offered Shares may request waivers of any liens, evidence of good title to the Offered Shares and such other documents and agreements as it may reasonably deem necessary in connection with the Transfer.

(b) In the event that the Investors, taken together, do not purchase all of the Offered Shares offered by the Transferring Stockholder pursuant to and within the time periods set forth above, then the Transferring Stockholder shall comply with the provisions of Section 3 below.

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3. Right of Participation in Sales.

(a) In the event that the Investors do not elect to purchase from a Transferring Stockholder all of the Offered Shares contemplated by, and pursuant to, Section 2 and the Transferring Stockholder wishes to Transfer to a Purchaser all or a portion of such remaining Offered Shares (the “Offered Co-Sale Shares”), such Transferring Stockholder shall give notice (the “Co-Sale Notice”) to each Investor that did not elect to purchase Offered Shares (the “Co-Sale Investors”), which notice shall state that such Co-Sale Investors shall have the right to require, as a condition to the Transfer of Offered Co-Sale Shares, that the Purchaser purchase from the Co-Sale Investors each such Co-Sale Investor’s Co-Sale Shares (as defined below) at the same Per Share Price and on the same Terms as involved in such Transfer. Each Co-Sale Investor’s number of “Co-Sale Shares” shall be equal to the product of (a) the number of Offered Co-Sale Shares, and (b) a fraction, the numerator of which is the number of Shares (on an as-converted to Common Stock basis) owned by the Co-Sale Investor on the date the Co-Sale Notice is given (excluding any shares of Common Stock received by the Investor upon the conversion of any Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series C Convertible Preferred Stock) and the denominator of which is the number of Shares (on an as-converted to Common Stock basis) issued and outstanding on the date the Co-Sale Notice is given. Each Co-Sale Investor wishing to participate in any such sale or disposition shall notify the Transferring Stockholder of such intention as soon as practicable after receipt of the Co-Sale Notice, and in all events within fifteen (15) days after receipt thereof, and such notification shall set forth the number of Shares, not to exceed the Co-Sale Shares, that such Co-Sale Investor desires to Transfer to the Purchaser; and upon such election the number of Offered Co-Sale Shares to be Transferred by the Transferring Stockholder to the Purchaser shall be correspondingly reduced. Any Investor delivering the aforementioned notification to the Transferring Stockholder shall be referred to herein as a “Co-Sale Participant.” For purposes of this Section 3, the term “Purchaser” shall mean any proposed transferee or purchaser of Shares from any Holder and/or Investor, as applicable.

(b) The closing of the sale of Offered Co-Sale Shares from the Transferring Stockholder and, if applicable, Co-Sale Shares from Co-Sale Participants, to the Purchaser shall take place on a date not earlier than 10 days and not later than 60 days following the expiration of the time periods referenced in (a) above. At such closing, each Co-Sale Participant shall deliver to the Purchaser one or more certificates, properly endorsed for Transfer, which represent the number of Co-Sale Shares which such Co-Sale Participant has elected to sell; provided, however, that if the Purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, each Co-Sale Participant may convert such Co-Sale Shares into Common Stock and deliver such shares of Common Stock, and the Company agrees to make any such conversion concurrent with the actual transfer of such Co-Sale Shares to the Purchaser. Upon receipt of the certificate or certificates representing such Co-Sale Shares and concurrently with the purchase of Offered Co-Sale Shares from the Transferring Stockholder, the Purchaser shall remit to each Co-Sale Participant, by wire transfer of immediately available funds, the purchase price of the Co-Sale Shares (which purchase price, with respect to each Co-Sale Participant, shall be equal to the product of the number of Co-Sale Shares that such Co-Sale Participant has elected to sell and the Price Per Share). To the extent that the Purchaser refuses to purchase Co-Sale Shares from a Co-Sale Participant, the Transferring Stockholder shall not sell to such Purchaser any Offered Co-Sale Shares unless and until, simultaneously with such sale, such Transferring Stockholder

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purchases the Co-Sale Shares from the Co-Sale Participant on the Terms, including the Per Share Price. The Transferring Stockholder shall use his, her or its reasonable best efforts to obtain the agreement of the Purchaser to the participation of the Co-Sale Participants in the contemplated Transfer. The provisions of this Section 3 shall not apply to the sale of any Shares by a Holder to an Investor pursuant to an Offer under Section 2. No Transfer of Shares shall be effective unless, contemporaneously with such Transfer, the Purchaser executes and delivers to the Company an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement.

(c) In the event that the Transferring Stockholder does not Transfer the Offered Co-Sale Shares to the Purchaser within the required time periods, then any subsequent Transfer of all or any portion of the Offered Co-Sale Shares, shall again be subject to the rights granted in Section 2 and this Section 3, as applicable, and shall require compliance by a Transferring Stockholder with the procedures described in such Sections.

(d) Any exercise or non-exercise of any Investor’s rights under Section 2 or 3, as applicable, with respect to a particular Transfer of Shares by a Founder shall not adversely affect the Investors’ rights with respect to other Transfers of Shares by any Founder.

4. Permitted Transfers.

(a) Anything herein to the contrary notwithstanding, the provisions of Sections 1, 2 and 3 shall not apply to a Transfer to: (i) the spouse, children, parents or siblings of such Holder (collectively, “Family Members”), (ii) the estate of such Holder, (iii) any trust solely for the benefit of such Holder or any Family Member(s) (a “Family Trust”), (iv) any partnership, corporation or limited liability company which is controlled by such Holder or any such Family Member(s) (“Family Wealth Planning Entity”); provided that, any change in the beneficiaries of a Family Trust or the equity holders of a Family Wealth Planning Entity which results in such Family Trust not being solely for the benefit of a Holder or the Family Members of such Holder or the Family Wealth Planning Entity not being controlled by such Holder or the Family Members of such Holder shall be a Transfer of Shares which is subject to the provisions of Sections 1, 2 and 3, and (v) the Company pursuant to the repurchase of Shares of Common Stock from officers, employees, directors or consultants of the Company which are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment. In addition, anything herein to the contrary notwithstanding, the provisions of Sections 1, 2 and 3 shall not apply to a Transfer by an Investor to (w) any entities controlled by, controlling or under common control with such Investor, (x) if the Investor is a partnership, any partners, former partners or affiliated partnerships managed by the same manager or managing partner or management company, or managed by an entity controlling, controlled by, or under common control with, such manager or managing partner or management company, (y) stockholders, members or equity holder of such Investor transferor (or to a liquidating trust for the benefit of such partners or members) or (z) from a grantor trust to its grantors or to an affiliated entity (each an “Investor Permitted Transferee”).

(b) In the event of any such Transfer, other than pursuant to subsection (a)(v) of this Section 4, the transferee of the Shares shall hold the Shares so acquired with all the rights

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conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such Transfer, other than pursuant to subsection (a)(v) of this Section 4, each such transferee shall execute and deliver an Instrument of Accession in the form of Schedule II agreeing to be bound by the provisions of this Agreement.

(c) The provisions of Sections 1, 2 and 3 shall not apply to the sale of Shares by a Holder or Investor in a firm commitment underwritten public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (“IPO”).

5. Drag-Along Rights of Investors.

(a) If, at any time, the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the outstanding shares of the Series AA Convertible Preferred Stock vote in favor of (i) the consolidation or merger of the Company into or with any other entity or entities, (ii) the sale, transfer or exclusive license of all or substantially all the assets of the Company, or (iii) the sale or other exchange of all of the outstanding shares of the Company’s capital stock (each, an “Acquisition”), then each of the Stockholders shall be obligated to use their best efforts to effect the closing of such Acquisition, including without limitation, to (i) vote all of their voting Shares in favor of such Acquisition, should such vote be required for the consummation of such Acquisition, (ii) sell, transfer, or exchange all of their voting Shares in connection with such Acquisition, with the consideration to be paid in respect of such sale, transfer, or exchange to be allocated or distributed among the Stockholders in accordance with the terms of the Company’s Certificate of Incorporation then in effect (the “Company Charter”), including without limitation the priority and preferences of the Preferred Stock, and (iii) execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as necessary to consummate the Acquisition. If any Stockholder fails or refuses to vote or sell their Shares as required by (and execute and deliver any required documents), or vote their Shares in contravention of, this section, then such Stockholder hereby grants the Chief Executive Officer of the Company an irrevocable proxy and power of attorney, coupled with an interest, to vote such Shares or give written consent in accordance with the terms of this Section 5 and to execute any instruments necessary or advisable to effect such grant, and hereby appoints the Chief Executive Officer as its attorney in fact, to sell such Shares in accordance with the terms of this Section 5, and the Chief Executive Officer shall so vote or sell such Shares and execute and deliver such documents. This proxy shall terminate upon the closing of an IPO. At the closing of an Acquisition, each of the Stockholders shall deliver, against receipt of the consideration payable in such transaction, certificates representing that number of voting Shares which such Stockholder is bound to transfer pursuant to any agreement effected in connection with the Acquisition, with all endorsements or other instruments necessary for transfer. In the event that any Stockholder fails or refuses to comply with the provisions of this section, the Company, the Stockholders and the purchaser in such Acquisition, at their option, may elect to proceed with such Acquisition notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Stockholder, the rights of any such Stockholder with respect to such Shares of such Stockholder shall cease.

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(b) The obligations of each Stockholder with respect to an Acquisition are imposed and undertaken in reliance upon the premise that, and subject to the subsequent condition that, distribution of the net proceeds of the Acquisition, including without limitation, if structured as a sale of stock, will be made to the Stockholders in accordance with the procedures (including, without limitation, the priority and preferences granted to the holders of Preferred Stock) set forth in the Company Charter.

(c) In connection with an Acquisition, the Stockholders who are not accredited investors (as that term is defined in Rule 501 of the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company.

6. Right of Participation.

(a) Participation in Company Equity Issuances. The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, the Preferred Stock, (iii) any debt security of the Company (other than debt with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company (the securities referenced in (i) through (v) are referred to herein as “Offered Securities”), unless in each case the Company shall have first offered to sell such Offered Securities to the Investors as follows:

(i) The Company shall give each Investor a written notice (the “Offer Notice”). The date on which the Company gives the Offer Notice is hereinafter referred to as the “Notice Date.” The Offer Notice shall describe (A) the number of Offered Securities for which the Company has received a bona fide, arms’ length written offer of purchase and the name(s) of the prospective purchaser(s), (B) the price and a summary of the terms and conditions upon which the prospective purchaser(s) have offered to purchase such Offered Securities, and (C) with respect to each Investor, such Investor’s Basic Amount (as defined below) of the Offered Securities. The Offer Notice shall be accompanied by a copy of any written offer, letter of intent or other written document signed by the prospective purchaser(s) setting forth the proposed terms and conditions of the sale.

(ii) Each Investor shall have the right to purchase (x) that portion of the Offered Securities as the number of Shares (on an as-converted to Common Stock basis) then held by such Investor (excluding any shares of Common Stock received by the Investor upon the conversion of any Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series C Convertible Preferred Stock) bears to the total number of outstanding shares of Common Stock of the Company (assuming for this purpose the issuance of all shares of Common Stock upon conversion or exercise of any securities convertible into Common Stock or securities convertible or exchangeable into Common Stock) (the “Basic Amount”), and (y) with respect to each Investor who elects to purchase its full Basic Amount, such additional portion of the Offered Securities as such Investor shall indicate it will purchase should the other Investors

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subscribe for less than their Basic Amounts (the “Undersubscription Amount”), at a price and on such other terms as shall have been set forth in the Offer Notice. Notwithstanding any provision in this Section 6 to the contrary, any Investor which chooses to exercise the right of participation set forth in this Section 6 may designate as purchasers under such right itself or its Investor Permitted Transferees in such proportions as it deems appropriate.

(b) Notice of Acceptance. Any Investor may elect to purchase all or any portion of such Investor’s Basic Amount by delivery of an acceptance notice to the Company not later than fifteen (15) days after delivery of the Offer Notice made pursuant to Section 6(a)(i), which shall be evidenced by a writing signed by such Investor and shall set forth such of the Investor’s Basic Amount as such Investor elects to purchase and, in the case of any Investor who elects to purchase all of its Basic Amount, such Undersubscription Amount as such Investor shall elect to purchase (the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Investors are less than the total Offered Securities, then each Investor who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Investor bears to the total Undersubscription Amounts subscribed for by all Investors, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

(c) Conditions to Acceptances and Purchase.

(i) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not given by the Investors in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the 15 day period set forth in Section 6(b) to close the sale of all or any part of such Offered Securities as to which Notices of Acceptance have not been given by the Investors (the “Refused Securities”) to the Person or Persons specified in the Offer Notice, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable to such other Person or Persons or less favorable to the Company than those set forth in the Offer Notice.

(ii) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6(c)(i) above), then each Investor may, at its sole option, but shall not be required to, reduce the number of, or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Investor elected to purchase pursuant to Section 6(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Investors in accordance with Section 6(a).

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(iii) Closing. At the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all or less than all the Refused Securities, the Investors shall purchase from the Company, and the Company shall sell to the Investors, the number of Offered Securities specified in the Notices of Acceptance, as may be reduced pursuant to Section 6(c)(ii) if the Investors have so elected, upon the terms and conditions specified in the Offer Notice. The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel.

(d) Further Sale. In each case, any Offered Securities not purchased by the Investors or other Person or Persons in accordance with Section 6(c) may not be sold or otherwise disposed of until they are again offered to the Investors under the procedures specified in Sections 6(a), 6(b) and 6(c).

(e) Termination of Right of First Refusal. The rights of the Investors under this Section 6 shall terminate immediately prior to, but subject to, the earlier to occur of the consummation of a Qualified Public Offering or a Change of Control Transaction, as each such term is defined in the Company Charter.

(f) Exception. The rights of the Investors under this Section 6 shall not apply to, and Offered Securities shall not include:

(i) Common Stock issued as a stock dividend to holders of Common Stock or Preferred Stock or upon any subdivision or combination of shares of Common Stock,

(ii) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any subdivision or combination of shares of Preferred Stock,

(iii) Series AA Convertible Preferred Stock issued pursuant to the Purchase Agreement and any shares of Series X Convertible Preferred Stock issued by the Company now or in the future,

(iv) shares of Common Stock issued upon conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series AA Convertible Preferred Stock or Series X Convertible Preferred Stock, in each case provided such issuance is pursuant to the terms of such security,

(v) any shares of Common Stock issued by the Company pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors in accordance with the Company Charter,

(vi) any securities issued pursuant to the acquisition of another entity by the Company by merger (whereby the Company owns no less than 51% of the voting power of such corporation) or purchase of substantially all of such entity’s stock or assets, if such acquisition is approved by a majority of the Board of Directors,

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(vii) any securities issued in connection with a commercial loan or lease with a financial institution, or other similar agreement that is primarily of a non-equity financing nature, provided that such transaction or agreement is approved by the Board of Directors,

(viii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof,

(ix) any securities, or part thereof, with respect to which the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the issued and outstanding shares of Preferred Stock agree in writing shall not constitute Offered Securities,

(x) Common Stock issued pursuant to a bona fide, firm commitment public offering, and

(xi) Any issuances by the Company set forth in Article IV, Part A, Section 5E of the Company’s certificate of incorporation as in effect on the date hereof.

7. Election of Directors; Vacancies and Removal; Committees.

(a) Each of the Stockholders agrees to vote, whether in person at a meeting or by written consent in lieu thereof, all of the Shares now owned or hereafter acquired by such party (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors of the Company, to the extent permitted pursuant to the Company Charter, in accordance with the following:

(i) one (1) person who shall be the then current Chief Executive Officer, who shall initially be Paul Howes;

(ii) five (5) persons who shall be designated by the following holders of the Series AA Convertible Preferred Stock for so long as they hold Series AA Convertible Preferred Stock and if any such holder no longer holds Series AA Convertible Preferred Stock, then a person designated by the holders of at least sixty-six and two-thirds percent (66 and 2/3%) of the Series AA Convertible Preferred Stock (the “Series AA Directors”): one person designated by Devon Park Bioventures, L.P., (“DPB”) who shall initially be Devang Kantesaria; one person designated by Care Capital LLC (“Care”), who shall initially be Dr. Jerry Karabelas; one person designated by Rho Ventures IV (QP), L.P. (“Rho”), who shall initially be Martin Vogelbaum; one person designated by Pitango Venture Capital Fund IV, L.P. and Pitango Venture Capital Fund Principals IV L.P. (collectively, “Pitango”), who shall initially be Ittai Harel; and one person designated by MedImmune Ventures, Inc. (“MedImmune” and collectively with DPB, Care, Rho and Pitango, the “Principal Investors”), who shall initially be William Bertrand;

(iii) one (1) person who shall be an independent director with relevant experience designated by the holders of a majority of the outstanding shares of Common Stock,

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Series X Convertible Preferred Stock and Series AA Convertible Preferred Stock, acting together as a single class on an as converted to Common Stock basis (the “Independent Director”), who shall initially be Michael Loberg; and

(iv) one (1) person designated by the majority of the other directors then in office, who shall initially be David King.

(b) Each of the parties further covenants and agrees to vote or given written consent, to the extent possible, all Shares now owned or hereafter acquired by such party so that the Company’s Board of Directors shall consist of no more than eight (8) members.

(c) In the absence of any designation from the persons or groups so designating directors as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(d) No party hereto shall vote to remove any member of the Company’s Board of Directors designated in accordance with the aforesaid procedure unless the persons or groups so designating directors as specified above so vote, and, if such persons or groups so vote then the non-designating party or parties shall likewise so vote. The removal of the Independent Director shall require the approval of holders of a majority of the outstanding shares of Series AA Convertible Preferred Stock, Series X Convertible Preferred Stock and Common Stock, voting together as a single class on an as converted to Common Stock basis. The removal of the director referred to in Section 7(a)(i) shall require the approval of holders of a majority of the outstanding shares of Series AA Convertible Preferred Stock and Common Stock, voting together as a single class on an as converted to Common Stock basis. The removal of the director referred to in Section 7(a)(iv) shall require the approval of a majority of the other directors then in office.

(e) Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 7 shall be filled by another person designated in a manner so as to preserve the constituency of the Board as provided in Section 7(a) above.

(f) Each of the parties and the Company further agrees that: (i) at least one of the Series AA Directors shall have a right to be a member of every committee of the Company’s Board of Directors, including without limitation, the Executive, Compensation, and Audit Committees, if, as and when such committees shall be constituted by the Board of Directors from time to time; (ii) the Series AA Director designated by DPB shall have a right to be a member of the Compensation Committee; and (iii) the Series AA Director designated by Rho shall have a right to be a member of each committee of the Company’s Board of Directors.

(g) The Board of Directors of the Company shall meet at least four times per year, unless otherwise agreed by a vote of a majority of the members of the Board of Directors.

(h) The Company shall pay the reasonable out-of-pocket expenses incurred by any non-employee director in connection with attending meetings of the Board or any committee thereof or other meetings or events attended on behalf of the Company. At the discretion of the Board of Directors, the Company may pay the reasonable out-of-pocket expenses incurred by any Observers (as defined below) in connection with attending meetings of the Board or any committee thereof or other meetings or events attended on behalf of the Company.

Third Amended and Restated Stockholders Agreement – Page 12

(i) In the event that the Company pays any compensation to any member of the Board of Directors of the Company that is designated by MedImmune Ventures, Inc. (each a “MedImmune Designee”) in recognition of his or her service on the Board of Directors of the Company, such compensation (including any equity compensation, the “MedImmune Director Equity Compensation”) otherwise payable to the MedImmune Designee shall, upon the direction of such MedImmune Designee, be paid directly to MedImmune. Nothing in this Section 7(i) shall create an obligation on the part of the Company to pay any compensation to the MedImmune Designee.

(j) The Company shall seek and obtain the approval of a majority of the members of the Board of Directors before entering into any agreement, transaction or business arrangement that exceeds a value of $500,000.

(k) The Company shall seek and obtain the unanimous approval of the members of the Board of Directors before making any offer of employment to, or hiring any family member of an employee of the Company.

(l) The Company shall invite the Principal Investors and Biomedical Sciences Investment Fund Pte Ltd (collectively, the “Observer Investors”) to send a representative (collectively, the “Observers”) to attend all meetings of the Company’s Board of Directors (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to each such Observer, concurrently with the members of the Board of Directors, and in the same manner, notice of such meeting and a copy of all materials provided to such members. The rights of the Observer Investors shall terminate and be of no further force or effect in the event that such Observer Investor does not hold any shares of Preferred Stock or Common Stock (including any Common Stock issuable upon conversion of any Preferred Stock held by such Observer Investor). Except for the disclosure of financial and other information of a non-technical nature, which each Observer discloses to employees of the Observer Investor for which such Observer is acting as representative and partners, members and/or shareholders of such Observer Investor (provided such parties are subject to similar confidentiality obligations as set forth herein), each Observer shall, as a condition to attendance at any meeting of the Company’s Board of Directors or receipt of any materials provided to members of the Company’s Board of Directors in connection therewith, agree that it will keep confidential and will not disclose or divulge any confidential and proprietary information that such Observer may obtain from the Company as a result of being an Observer (the “Confidential Information”) unless such information is required by law to be disclosed or is or becomes known to the Observer from a source other than the Company or the Board of Directors that is not bound by obligations of confidentiality to the Company or is or becomes publicly known other than through the actions or inaction’s of the Observers, or unless the Company gives its written consent to such Observer’s release of such information. Without the prior written consent of the Company, the rights granted to the Observer Investors under this Section 7(l) may not be transferred by the Observer Investors to any party. Notwithstanding the foregoing, the Board of Directors may request the Observers to be excluded from a meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential information pertaining to a strategic transaction competitive to any Observer Investor or its affiliates.

Third Amended and Restated Stockholders Agreement – Page 13

8. Termination. This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the earlier to occur of a Qualified Public Offering or a Change of Control Transaction, as each such term is defined in the Company Charter, except that the provisions of Section 18 shall survive a Qualified Public Offering.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first class, registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid, if to each Holder at his respective address set forth on Schedule I hereto or on the Instrument of Accession pursuant to which he became a party to this Agreement, and if to the Investors, at their respective addresses set forth on Schedule I hereto or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 9.

10. Failure to Deliver Shares. If a Stockholder becomes obligated to sell any Shares owned by, or held for the benefit of, such Stockholder to another party hereto and fails to deliver such shares in accordance with the terms of this Agreement, such other party hereto may, at its option, in addition to all other remedies it may have, send to the Company for the benefit of such Stockholder the purchase price for such Shares as is herein specified. Thereupon, the Company upon written notice to said Stockholder, (a) shall cancel on its books the certificate(s) representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of such other party, a new certificate(s) representing such Shares, and thereupon all of said Stockholder’s rights in and to such Shares shall terminate. The Company may exercise a similar remedy in enforcing its rights under Section 2.

11. Right to Conduct Activities. The Company and each Investor acknowledge that some or all of the Investors are professional investment funds and, as such, invest in numerous portfolio companies, some of which may be competitive with the Company’s business. No Investor shall be liable to the Company or to any Holder or other Investor for any claim arising from, related to, or in connection with: (a) any investment by such Investor in any entity that is competitive with the Company; or (b) any actions or omissions by any partner, officer, manager, employee, representative or agent of any Investor in assisting any such entity that is competitive with the Company, whether or not such action or omission was taken as a board member of such entity or otherwise, and whether or not such action or omission has a detrimental effect on the Company.

12. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

13. Legend. The certificates representing the Shares shall bear on their face a legend indicating the existence of the restrictions imposed hereby.

Third Amended and Restated Stockholders Agreement – Page 14

14. Entire Agreement. This Agreement (including the Schedules and any exhibits hereto), the Company Charter and the other Financing Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The Prior Stockholders Agreement is hereby amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

15. Waivers, Amendments and Further Agreements. Except as otherwise expressly provided herein, this Agreement may not be amended, and the provisions hereof may not be waived, except by an instrument in writing executed by (i) the Company and (ii) Investors holding at least sixty-six and two-thirds percent (66 and 2/3%) of the shares of the Series AA Convertible Preferred Stock; provided, however, that no amendment shall be made to the rights of the Principal Investors to designate directors pursuant to Section 7 without the written consent of the respective Principal Investor entitled to designate such director(s). Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Holder without the written consent of such Investor or Holder unless such amendment, termination or waiver applies to all Investors or Holders, as the case may be, in the same fashion.

16. Assignment; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

17. Subsequent Closing Purchasers. Any person or entity which, after the date hereof, purchases shares of Series AA Convertible Preferred Stock pursuant to the terms of the Purchase Agreement and thereby becomes a “Purchaser” thereunder shall become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form attached hereto as Schedule III, whereupon such person shall be deemed an “Investor” for all purposes hereof.

18. Lock-up Agreement. If requested in writing by the underwriters for the initial underwritten public offering of securities of the Company, each Holder and Investor who is a party to this Agreement shall agree not to sell publicly any Shares (other than Shares being registered in such offering), without the consent of such underwriters, for a period not to exceed one hundred eighty (180) days following the effective date of the registration statement relating to such offering; provided, however, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all persons holding at least one percent (1%) of the capital stock of the Company on a fully diluted basis and all officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant

Third Amended and Restated Stockholders Agreement – Page 15

to the terms set forth in this Section 18; and provided further that if the underwriters release any of the foregoing directors, officers or 1% stockholders from the obligation to not publicly sell securities for such period of time, then each holder of Shares subject to this Section 18 shall also be released from such obligation in the same proportion as the shares of Shares held by such holder bears to the total number of shares included in any such registration.

19. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. The parties hereto agree to submit to the jurisdiction of the United States federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

23. Future Holders. The Company shall use its commercially reasonable efforts to require that any person or entity acquiring shares of the Company’s capital stock that, after such acquisition, would hold at least 1% of the Company’s capital stock, on an as-converted to Common Stock basis, shall be subject to the provisions of this Agreement as a Holder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature Page for the Third Amended and Restated Stockholders Agreement

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Stockholders Agreement as a sealed instrument as of the day and year first above written.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Paul G. Howes
Name:	Paul G. Howes
Title:	President Chief Executive Officer

Signature Page for the Third Amended and Restated Stockholders Agreement

HOLDERS:

By:	/s/ Paul G. Howes
Paul G. Howes

By:	/s/ James G. Ham, III
James G. Ham, III

By:	/s/ Rudolf Baumgartner
Rudolf Baumgartner

By:	/s/ William McVicar
William McVicar

Signature Page for the Third Amended and Restated Stockholders Agreement

Csaba Szabo 2006 Grantor Retained Annuity Trust

By:	/s/ Mark M. Christopher
Mark M. Christopher, Trustee

Signature Page for the Third Amended and Restated Stockholders Agreement

INVESTORS:

CARE CAPITAL INVESTMENTS II, LP

By:	Care Capital II, LLC,
as general partner of Care Capital Investments II, LP

By:	/s/ David R. Ramsay
Name:	David R. Ramsay
Title:	Partner

CARE CAPITAL OFFSHORE INVESTMENTS II, LP

By:	Care Capital II, LLC,
as general partner of Care Capital Offshore Investments II, LP

By:	/s/ David R. Ramsay
Name:	David R. Ramsay
Title:	Partner

Signature Page for the Third Amended and Restated Stockholders Agreement

MEDIMMUNE VENTURES, INC.

By:	/s/ Eva Jack
Name:	Eva Jack
Title:	Managing Director

Signature Page for the Third Amended and Restated Stockholders Agreement

RHO VENTURES IV, L.P.

By:	Rho Management Ventures IV, L.L.C., General Partner

By:	/s/ Jeffrey I. Martin
Name:	Jeffrey I. Martin
Title:	Attorney-In-Fact

RHO VENTURES IV GmbH & CO. BETEILIGUNGS KG

By:	Rho Capital Partners Verwaltungs GmbH, General Partner

By:	/s/ Jeffrey I. Martin
Name:	Jeffrey I. Martin
Title:	Attorney-In-Fact

RHO VENTURES IV (QP), L.P.

By:	Rho Management Ventures IV, L.L.C., General Partner

By:	/s/ Jeffrey I. Martin
Name:	Jeffrey I. Martin
Title:	Attorney-In-Fact

RHO MANAGEMENT TRUST I

By:	Rho Capital Partners, Inc., as Investment Adviser

By:	/s/ Jeffrey I. Martin
Name:	Jeffrey I. Martin
Title:	Attorney-In-Fact

Signature Page for the Third Amended and Restated Stockholders Agreement

PITANGO VENTURE CAPITAL FUND IV L.P.

By:	Pitango V.C. Fund IV, L.P.,
its general partner

By:	Pitango G.P. Capital Holdings Ltd,
its general partner

By:		By:	/s/ Bruce E. Cocker
Name:		Name:
Title:		Title:

PITANGO VENTURE CAPITAL FUND PRINCIPALS IV L.P.

By:	Pitango V.C. Fund IV, L.P.,
its general partner

By:	Pitango G.P. Capital Holdings Ltd,
its general partner

By:		By:	/s/ Bruce E. Cocker
Name:		Name:
Title:		Title:

Signature Page for the Third Amended and Restated Stockholders Agreement

BIOMEDICAL SCIENCES INVESTMENT FUND PTE LTD

By:	/s/ Chu Swee Yeok
Name:	Chu Swee Yeok
Title:	Director

DEVON PARK BIOVENTURES, L.P.

By:	Devon Park Associates, its general partner

By:	/s/ Devang V. Kantesaria
Name:	Devang V. Kantesaria
Title:	General Partner

SCHEDULE I

INOTEK PHARMACEUTICALS CORPORATION

SCHEDULE OF HOLDERS AND INVESTORS

Names and Addresses	No. of Shares

HOLDERS

Shares of Common Stock

*Andrew L. Salzman, M.D.	77,076
*The Andrew L. Salzman GRAT-2004, James Salzman Trustee	0
*The Salzman Family Irrevocable Trust 2004, James Salzman Trustee	501
*Csaba Szabo, M.D., Ph.D.	53,699
*Csaba Szabo 2006 Grantor Retained Annuity Trust, Mark M. Christopher, Trustee	0
*The Szabo Family Irrevocable Trust 2004, Mark M. Christopher, Trustee	928
*Garry J. Southan, Ph.D.	29,389

Shares of Series X Convertible Preferred Stock

See Attached

INVESTORS

Shares of Series AA Convertible Preferred Stock

Devon Park Bioventures, L.P.	See Attached
Care Capital Investments II, LP
Care Capital Offshore Investments II, LP
Rho Management Trust I
Rho Ventures IV, L.P.
Rho Ventures IV (QP), L.P.
Rho Ventures IV GmbH & Co. BETEILIGUNGS KG
MedImmune Ventures, Inc.
Pitango Venture Capital Fund IV L.P.
Pitango Venture Capital Fund Principals IV L.P.
Biomedical Sciences Investment Fund Pte Ltd

SCHEDULE II

INOTEK PHARMACEUTICALS CORPORATION

INSTRUMENT OF ACCESSION

The undersigned,                     , as a condition precedent to becoming the owner or holder of record of                      (            ) shares of the          stock, par value [$0.01/$0.001] per share, of Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby agrees to become a “Holder” under that certain Third Amended and Restated Stockholders Agreement dated as of June 9, 2010, by and among the Company and certain other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

INOTEK PHARMACEUTICALS CORPORATION

By:
	Name:	Paul G. Howes
	Title:	President and Chief Executive Officer

Date:

SCHEDULE III

INOTEK PHARMACEUTICALS CORPORATION

INSTRUMENT OF ACCESSION

The undersigned,                     , as a condition precedent to becoming the owner or holder of record of                      (            ) shares of the Series AA Convertible Preferred Stock, par value $0.001 per share, of Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby agrees to become an “Investor” under that certain Third Amended and Restated Stockholders Agreement dated as of [            ], 2010, by and among the Company and certain other stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, said Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

INOTEK PHARMACEUTICALS CORPORATION

By:

	Name:	Paul G. Howes
	Title:	President and Chief Executive Officer

Date: